Exhibit 99

[Alcoa logo]

FOR IMMEDIATE RELEASE

Investor Contact	Media Contact
Greg T. Aschman	Kevin G. Lowery
(212) 836-2674	(412) 553-1424
Mobile (724) 422-7844

Alcoa Reports Strong 2nd Quarter 2008 Results;

Higher Volume and Pricing Offset Input Cost Pressures.

Double-Digit Profit Increases Across All Segments From 1st Quarter 2008

Highlights:

•	Net income of $546 million or $0.66 per share, an 80 percent increase sequentially;

•	Revenues of $7.6 billion, an 11 percent increase excluding Packaging;

•	Revenue increases across all four operating segments sequentially;

•	Double-digit profit increases across all segments sequentially;

•	Input costs impacting entire aluminum industry offset by higher volume and pricing;

•	Record quarterly smelting production levels set at more than 1 million metric tons

•	Cash from operations of $1 billion in the quarter, driven by higher profits and improved working capital;

•	Debt-to-capital stands well within targeted range at 30.6 percent;

•	ROC stands at 12.1 percent excluding investments in growth projects;

•	Share repurchase program continued in quarter. Total repurchases at 10 percent against Board authorized level of up to a maximum of 25 percent of shares outstanding.

NEW YORK, NY – July 8, 2008 – Alcoa (NYSE: AA) today announced that strong revenue growth in its second quarter 2008 led to an 80 percent increase in profitability compared with the first quarter of 2008. The Company reported net income of $546 million, or $0.66 per diluted share compared with $303 million or $0.37 per share in first quarter 2008. Higher input costs impacting the entire aluminum industry were offset by higher volume and stronger pricing. Net income in the second quarter of 2007 was $715 million or $0.81.

Revenues for the quarter increased to $7.6 billion from $7.4 billion in the first quarter of 2008 driven by higher volumes and prices. All of the Company’s operating segments achieved higher revenues in the quarter. Revenues in the second quarter of 2007 were $6.8 billion excluding divested businesses, and including divested businesses were $8.1 billion.

All of the Company’s operating segments achieved double-digit after-tax operating income (ATOI) increases over the prior quarter. The Company’s downstream Engineered Products and Solutions segment again achieved an all-time quarterly ATOI record.

The strong quarterly results were achieved despite a negative after-tax impact of $39 million, or $0.05 per share, associated with the previously announced gas pipeline explosion in Western Australia and power disruptions at the Rockdale, TX smelter because of unreliable power supply.

“Each of our operating groups grew their topline this quarter, but more importantly they achieved profitable growth as they achieved strong ATOI increases,” said Klaus Kleinfeld, Alcoa Chief Executive Officer. “Higher prices for our products and increased volumes more than offset the increased input costs facing the entire industry.

“All of our businesses are focused on continuing to drive profitable growth through disciplined execution and using all of the levers of Alcoa in order to maximize shareowner value,” said Kleinfeld.

Cash from operations in the second quarter was $1.0 billion, an approximately $1.3 billion improvement from first quarter 2008, driven by higher profits and improved working capital management. Significant improvement was achieved in days working capital outstanding. On a year over year basis, days working capital improved 6.4 days, and on a sequential basis, 5.7 days. The Company’s cash generation helped to fund its growth programs. In the quarter, capital expenditures were $796 million, 52 percent of which was devoted to growth projects. Cash from operations in the 2007 second quarter was $1.3 billion.

The Company’s debt-to-capital ratio stood at 30.6 percent at the end of the quarter, well within its targeted range. The Company’s 12-month trailing return on capital (ROC) stood at 12.1 percent at the end of the second quarter, excluding investments in growth. Including those investments, ROC was 9.4 percent.

The Company’s share repurchase program continued in the quarter. On a year-to-date basis, the Company repurchased 18.3 million shares bringing total repurchases to 10 percent against the Board authorized level of up to a maximum of 25 percent of shares outstanding.

Segment and Other Results

Alumina

ATOI was $190 million, an increase of $21 million, or 12 percent, from the prior quarter. Higher pricing more than offset adverse currency effects and higher material costs. As previously announced, an explosion at a natural gas supplier in Western Australia impacted profitability by $17 million.

Primary Metals

ATOI was $428 million, up $121 million, or 39 percent, compared to the prior quarter. Record quarterly smelting production levels were set at more than one million metric tons as the Iceland smelter reached full capacity during the period. Higher LME prices more than offset cost pressures for raw materials, currency, and energy. Power disruptions at the Rockdale smelter required an increase in electricity purchases at market rates and impacted income by $22 million in the period. This segment purchased approximately 52 kmt of primary metal for internal use.

Flat-Rolled Products

ATOI was $55 million, up $14 million, or 34 percent, from the prior quarter. Improved Russia results and productivity gains more than offset lower volumes caused by North American and European market weakness and higher energy and transportation costs.

Engineered Products and Solutions

ATOI was a record $157 million, up $19 million, or 14 percent, from the prior quarter. Record revenue was also achieved despite some sluggish end markets. Volumes increased in the aerospace, industrial gas turbine, commercial building and construction, and commercial transportation markets.

Alcoa will hold its quarterly conference call at 5:00 PM Eastern Time on July 8, 2008 to present the quarter’s results. The meeting will be webcast via alcoa.com. Call information and related details are available at www.alcoa.com under “Invest.”

About Alcoa

Alcoa is the world leader in the production and management of primary aluminum, fabricated aluminum and alumina combined, through its active and growing participation in all major aspects of the industry. Alcoa serves the aerospace, automotive, packaging, building and construction, commercial transportation and industrial markets, bringing design, engineering, production and other capabilities of Alcoa's businesses to customers. In addition to aluminum products and components including flat-rolled products, hard alloy extrusions, and forgings, Alcoa also markets Alcoa® wheels, fastening systems, precision and investment castings, and building systems. The Company has 97,000 employees in 34 countries and has been named one of the top most sustainable corporations in the world at the World Economic Forum in Davos, Switzerland. More information can be found at www.alcoa.com

Forward-Looking Statements

Certain statements in this release relate to future events and expectations and as such constitute forward-looking statements involving known and unknown risks and uncertainties that may cause actual results, performance or achievements of Alcoa to be different from those expressed or implied in the forward-looking statements. Alcoa disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: (a) material adverse changes in economic or aluminum industry conditions generally, including global supply and demand conditions and fluctuations in London Metal Exchange-based prices for primary aluminum and other products; (b) material adverse changes in the markets served by Alcoa, including the transportation, aerospace, building and construction, distribution, packaging, industrial gas turbine and other markets; (c) Alcoa’s inability to mitigate impacts from energy supply interruptions or from unfavorable currency fluctuations or from increased energy, transportation and raw materials costs or other cost inflation; (d) Alcoa’s inability to achieve the level of cash generation, return on capital improvement, cost savings, or earnings or revenue growth anticipated by management; (e) Alcoa’s inability to complete its growth projects or achieve efficiency improvements at newly constructed or acquired facilities as planned and by targeted completion dates; (f) unfavorable changes in laws, governmental regulations or policies, foreign currency exchange rates or competitive factors in the countries in which Alcoa operates; (g) significant legal proceedings or investigations adverse to Alcoa, including environmental, product liability, safety and health and other claims; and (h) the other risk factors summarized in Alcoa’s Form 10-K for the year ended December 31, 2007, Form 10-Q for the quarter ended March 31, 2008, and other reports filed with the Securities and Exchange Commission.

Alcoa and subsidiaries

Statement of Consolidated Income (unaudited)

(in millions, except per-share, share, and metric ton amounts)

	Quarter ended
	June 30, 2007	March 31, 2008	June 30, 2008
Sales	$8,066	$7,375	$7,620

Cost of goods sold (exclusive of expenses below)	6,178	5,892	6,090
Selling, general administrative, and other expenses	367	328	306
Research and development expenses	55	66	64
Provision for depreciation, depletion, and amortization	317	319	321
Restructuring and other charges	(57)	38	2
Interest expense	86	99	87
Other (income) expenses, net	(60)	58	(97)

Total costs and expenses	6,886	6,800	6,773

Income from continuing operations before taxes on income	1,180	575	847
Provision for taxes on income	354	205	231

Income from continuing operations before minority interests’ share	826	370	616
Less: Minority interests’ share	110	67	70

Income from continuing operations	716	303	546

Loss from discontinued operations	(1)	—	—

NET INCOME	$715	$303	$546

Earnings (loss) per common share:
Basic:
Income from continuing operations	$0.82	$0.37	$0.67
Loss from discontinued operations	—	—	—

Net income	$0.82	$0.37	$0.67

Diluted:
Income from continuing operations	$0.81	$0.37	$0.66
Loss from discontinued operations	—	—	—

Net income	$0.81	$0.37	$0.66

Average number of shares used to compute:
Basic earnings per common share	872,978,729	817,892,681	815,990,095
Diluted earnings per common share	882,742,445	825,301,487	825,387,079

Shipments of aluminum products (metric tons)	1,364,000	1,357,000	1,407,000

Alcoa and subsidiaries

Statement of Consolidated Income (unaudited), continued

(in millions, except per-share, share, and metric ton amounts)

	Six months ended June 30,
	2007	2008
Sales	$15,974	$14,995

Cost of goods sold (exclusive of expenses below)	12,185	11,982
Selling, general administrative, and other expenses	724	634
Research and development expenses	107	130
Provision for depreciation, depletion, and amortization	621	640
Restructuring and other charges	(31)	40
Interest expense	169	186
Other income, net	(104)	(39)

Total costs and expenses	13,671	13,573
Income from continuing operations before taxes on income	2,303	1,422
Provision for taxes on income	689	436

Income from continuing operations before minority interests’ share	1,614	986
Less: Minority interests’ share	225	137

Income from continuing operations	1,389	849

Loss from discontinued operations	(12)	—

NET INCOME	$1,377	$849

Earnings (loss) per common share:
Basic:
Income from continuing operations	$1.59	$1.04
Loss from discontinued operations	(0.01)	—

Net income	$1.58	$1.04

Diluted:
Income from continuing operations	$1.58	$1.03
Loss from discontinued operations	(0.02)	—

Net income	$1.56	$1.03

Average number of shares used to compute:
Basic earnings per common share	871,174,885	817,218,002
Diluted earnings per common share	879,625,327	825,598,896

Common stock outstanding at the end of the period	876,432,795	815,303,690

Shipments of aluminum products (metric tons)	2,729,000	2,764,000

Alcoa and subsidiaries

Consolidated Balance Sheet (unaudited)

(in millions)

	December 31, 2007	June 30, 2008
ASSETS
Current assets:
Cash and cash equivalents	$483	$815
Receivables from customers, less allowances of $72 in 2007 and $65 in 2008	2,602	3,063
Other receivables	451	458
Inventories	3,326	3,813
Prepaid expenses and other current assets	1,224	1,393

Total current assets	8,086	9,542

Properties, plants, and equipment	31,601	33,953
Less: accumulated depreciation, depletion, and amortization	14,722	15,576

Properties, plants, and equipment, net	16,879	18,377

Goodwill	4,806	5,184
Investments	2,038	3,353
Other assets	4,046	4,251
Assets held for sale	2,948	19

Total assets	$38,803	$40,726

LIABILITIES
Current liabilities:
Short-term borrowings	$569	$609
Commercial paper	856	1,199
Accounts payable, trade	2,787	3,121
Accrued compensation and retirement costs	943	909
Taxes, including taxes on income	644	489
Other current liabilities	1,165	1,268
Long-term debt due within one year	202	47

Total current liabilities	7,166	7,642

Long-term debt, less amount due within one year	6,371	6,782
Accrued pension benefits	1,098	1,271
Accrued postretirement benefits	2,753	2,695
Other noncurrent liabilities and deferred credits	1,943	2,123
Deferred income taxes	545	635
Liabilities of operations held for sale	451	17

Total liabilities	20,327	21,165

MINORITY INTERESTS	2,460	2,859

SHAREHOLDERS’ EQUITY
Preferred stock	55	55
Common stock	925	925
Additional capital	5,774	5,827
Retained earnings	13,039	13,607
Treasury stock, at cost	(3,440)	(3,852)
Accumulated other comprehensive (loss) income	(337)	140

Total shareholders’ equity	16,016	16,702

Total liabilities and equity	$38,803	$40,726

Alcoa and subsidiaries

Statement of Consolidated Cash Flows (unaudited)

(in millions)

	Six months ended June 30,
	2007 (a)	2008
CASH FROM OPERATIONS
Net income	$1,377	$849
Adjustments to reconcile net income to cash from operations:
Depreciation, depletion, and amortization	621	640
Deferred income taxes	46	(188)
Equity income, net of dividends	(72)	(46)
Restructuring and other charges	(31)	40
Gains from investing activities – asset sales	(1)	(9)
Provision for doubtful accounts	1	4
Loss from discontinued operations	12	—
Minority interests	225	137
Stock-based compensation	51	70
Excess tax benefits from stock-based payment arrangements	(36)	(15)
Other	(68)	(18)
Changes in assets and liabilities, excluding effects of acquisitions, divestitures, and foreign currency translation adjustments:
(Increase) in receivables	(51)	(102)
Decrease (increase) in inventories	218	(336)
(Increase) in prepaid expenses and other current assets	(102)	(126)
(Decrease) increase in accounts payable, trade	(76)	205
(Decrease) in accrued expenses	(35)	(219)
(Decrease) increase in taxes, including taxes on income	(92)	52
Cash received on long-term aluminum supply contract	93	—
Pension contributions	(91)	(67)
Net change in noncurrent assets and liabilities	(40)	(168)
(Increase) decrease in net assets held for sale	(72)	16

CASH PROVIDED FROM CONTINUING OPERATIONS	1,877	719
CASH USED FOR DISCONTINUED OPERATIONS	(1)	—

CASH PROVIDED FROM OPERATIONS	1,876	719

FINANCING ACTIVITIES
Net change in short-term borrowings	67	30
Net change in commercial paper	(1,034)	343
Additions to long-term debt	2,035	432
Debt issuance costs	(126)	(6)
Payments on long-term debt	(387)	(190)
Common stock issued for stock compensation plans	428	176
Excess tax benefits from stock-based payment arrangements	36	15
Repurchase of common stock	(253)	(605)
Dividends paid to shareholders	(297)	(280)
Dividends paid to minority interests	(204)	(117)
Contributions from minority interests	217	299

CASH PROVIDED FROM FINANCING ACTIVITIES	482	97

INVESTING ACTIVITIES
Capital expenditures	(1,674)	(1,544)
Acquisitions, net of cash acquired	(15)	(276)
Acquisitions of minority interests	—	(94)
Proceeds from the sale of assets and businesses	—	2,636
Additions to investments	(56)	(1,237)
Sales of investments	27	5
Net change in short-term investments and restricted cash	3	(3)
Other	1	(17)

CASH USED FOR INVESTING ACTIVITIES	(1,714)	(530)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	18	46

Net change in cash and cash equivalents	662	332
Cash and cash equivalents at beginning of year	506	483

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$1,168	$815

(a)	The Statement of Consolidated Cash Flows for the six months ended June 30, 2007 was reclassified to reflect the movement of the automotive castings and packaging and consumer businesses to held for sale in the third quarter of 2007.

Alcoa and subsidiaries

Segment Information (unaudited) (1)

(dollars in millions, except realized prices; production and shipments in thousands of metric tons [kmt])

	1Q07	2Q07	3Q07	4Q07	2007	1Q08	2Q08
Alumina:
Alumina production (kmt)	3,655	3,799	3,775	3,855	15,084	3,870	3,820
Third-party alumina shipments (kmt)	1,877	1,990	1,937	2,030	7,834	1,995	1,913
Third-party sales	$645	$712	$664	$688	$2,709	$680	$717
Intersegment sales	$579	$587	$631	$651	$2,448	$667	$766
Equity income (loss)	$1	$—	$(1)	$1	$1	$2	$2
Depreciation, depletion, and amortization	$56	$62	$76	$73	$267	$74	$67
Income taxes	$100	$102	$89	$49	$340	$57	$67
After-tax operating income (ATOI)	$260	$276	$215	$205	$956	$169	$190

Primary Metals:
Aluminum production (kmt)	899	901	934	959	3,693	995	1,030
Third-party aluminum shipments (kmt)	518	565	584	624	2,291	665	750
Alcoa’s average realized price per metric ton of aluminum	$2,902	$2,879	$2,734	$2,646	$2,784	$2,801	$3,058
Third-party sales	$1,633	$1,746	$1,600	$1,597	$6,576	$1,877	$2,437
Intersegment sales	$1,477	$1,283	$1,171	$1,063	$4,994	$1,105	$1,108
Equity income	$22	$18	$11	$6	$57	$9	$10
Depreciation, depletion, and amortization	$95	$102	$102	$111	$410	$124	$128
Income taxes	$214	$196	$80	$52	$542	$116	$131
ATOI	$504	$462	$283	$196	$1,445	$307	$428

Flat-Rolled Products:
Third-party aluminum shipments (kmt)	597	612	632	600	2,441	610	591
Third-party sales	$2,467	$2,535	$2,494	$2,436	$9,932	$2,492	$2,525
Intersegment sales	$65	$77	$70	$71	$283	$77	$77
Depreciation, depletion, and amortization	$60	$61	$64	$59	$244	$60	$63
Income taxes	$31	$37	$32	$7	$107	$22	$23
ATOI	$60	$97	$62	$(15)	$204	$41	$55

Engineered Products and Solutions:
Third-party aluminum shipments (kmt)	55	52	51	49	207	48	49
Third-party sales	$1,676	$1,715	$1,662	$1,666	$6,719	$1,772	$1,873
Depreciation, depletion, and amortization	$41	$41	$44	$45	$171	$42	$42
Income taxes	$49	$52	$46	$17	$164	$56	$70
ATOI	$105	$119	$82	$76	$382	$138	$157

Packaging and Consumer (2):
Third-party aluminum shipments (kmt)	35	40	37	45	157	19	—
Third-party sales	$736	$837	$828	$887	$3,288	$497	$19
Depreciation, depletion, and amortization	$30	$30	$29	$—	$89	$—	$—
Income taxes	$7	$17	$17	$27	$68	$10	$—
ATOI	$19	$37	$36	$56	$148	$11	$—

Alcoa and subsidiaries

Segment Information (unaudited), continued

(in millions)

	1Q07	2Q07	3Q07	4Q07	2007	1Q08	2Q08
Reconciliation of ATOI to consolidated net income:
Total segment ATOI	$948	$991	$678	$518	$3,135	$666	$830
Unallocated amounts (net of tax):
Impact of LIFO	(27)	(16)	10	9	(24)	(31)	(44)
Interest income	11	9	10	10	40	9	12
Interest expense	(54)	(56)	(98)	(53)	(261)	(64)	(57)
Minority interests	(115)	(110)	(76)	(64)	(365)	(67)	(70)
Corporate expense	(86)	(101)	(101)	(100)	(388)	(82)	(91)
Restructuring and other charges	(18)	21	(311)	1	(307)	(30)	(2)
Discontinued operations	(11)	(1)	(3)	8	(7)	—	—
Other	14	(22)	446	303	741	(98)	(32)

Consolidated net income	$662	$715	$555	$632	$2,564	$303	$546

The difference between certain segment totals and consolidated amounts is in Corporate.

(1)	In the first quarter of 2008, management approved a realignment of Alcoa’s reportable segments to better reflect the core businesses in which Alcoa operates and how it is managed. This realignment consisted of eliminating the Extruded and End Products segment, and realigning its component businesses as follows: the building and construction systems business is reported in the Engineered Products and Solutions segment; the hard alloy extrusions business and the Russian extrusions business are reported in the Flat-Rolled Products segment; and the remaining segment components, consisting primarily of the equity investment/income of Alcoa’s interest in the Sapa AB joint venture, and the Latin American extrusions business, are reported in Corporate. Additionally, the Russian forgings business was moved from the Engineered Products and Solutions segment to the Flat-Rolled Products segment, where total Russian operations are now reported. Prior period amounts were reclassified to reflect the new segment structure. Also, the Engineered Solutions segment was renamed the Engineered Products and Solutions segment.

(2)	On February 29, 2008, Alcoa completed the sale of its packaging and consumer businesses to Rank Group Limited. In the 2008 second quarter, Alcoa received regulatory and other approvals for a small number of locations that did not close in the 2008 first quarter. There is only one remaining location that has not yet transferred to Rank, but this transaction is expected to close in the 2008 third quarter. Following the transfer of this location, the Packaging and Consumer segment will no longer contain any operations.

Alcoa and subsidiaries

Calculation of Financial Measures (unaudited)

(in millions)

Bloomberg Return on Capital (1)			Bloomberg Return on Capital, Excluding Growth Investments (1)

	Twelve months ended June 30,			Twelve months ended June 30,
	2007	2008		2007	2008
Net income	$2,273	$2,036	Net income	$2,273	$2,036

Minority interests	432	277	Minority interests	432	277

Interest expense (after tax)	270	267	Interest expense (after tax)	270	267

Numerator	$2,975	$2,580	Numerator	2,975	2,580

			Net losses of growth investments (3)	51	118

			Adjusted numerator	$3,026	$2,698

Average Balances			Average Balances
Short-term borrowings	$451	$568	Short-term borrowings	$451	$568
Short-term debt	359	352	Short-term debt	359	352
Commercial paper	1,169	819	Commercial paper	1,169	819
Long-term debt	5,709	6,523	Long-term debt	5,709	6,523
Preferred stock	55	55	Preferred stock	55	55
Minority interests	1,809	2,502	Minority interests	1,809	2,502
Common equity (2)	15,571	16,712	Common equity (2)	15,571	16,712

Denominator	$25,123	$27,531	Denominator	25,123	27,531

			Capital projects in progress and capital base of growth investments (3)	(4,521)	(5,289)

			Adjusted denominator	$20,602	$22,242

Return on capital	11.8%	9.4%	Return on capital, excluding growth investments	14.7%	12.1%

Return on capital, excluding growth investments is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because it provides greater insight with respect to the underlying operating performance of the company’s productive assets. The company has significant growth investments underway in its upstream and downstream businesses, as previously noted, with expected completion dates over the next several years. As these investments generally require a period of time before they are productive, management believes that a return on capital measure excluding these growth investments is more representative of current operating performance.

(1)	The Bloomberg Methodology calculates ROC based on the trailing four quarters. Average balances are calculated as (June 2008 ending balance + June 2007 ending balance) divided by 2 for the twelve months ended June 30, 2008, and (June 2007 ending balance + June 2006 ending balance) divided by 2 for the twelve months ended June 30, 2007.
(2)	Calculated as total shareholders’ equity less preferred stock.
(3)	For all periods presented, growth investments include Russia, Bohai, and Kunshan.

Alcoa and subsidiaries

Calculation of Financial Measures (unaudited), continued

(in millions)

Days of Working Capital

	Quarter ended
	June 30, 2007 (a)	March 31, 2008	June 30, 2008
Receivables from customers, less allowances	$2,991	$3,048	$3,063
Add: Inventories	3,216	3,679	3,813
Less: Accounts payable, trade	2,388	2,895	3,121

Working Capital	$3,819	$3,832	$3,755

Sales	$8,066	$7,375	$7,620
Packaging and Consumer, Soft Alloy Extrusions, and Auto Castings	1,309	497	19

Adjusted Sales (b)	$6,757	$6,878	$7,601

Days of Working Capital	51.4	50.7	45.0

Days of Working Capital = Working Capital divided by (Adjusted Sales/number of days in the quarter)

(a)	Certain financial information for the quarter ended June 30, 2007 was reclassified to reflect the movement of the automotive castings and packaging and consumer businesses to held for sale in the third quarter of 2007.
(b)	Adjusted Sales is a non-GAAP financial measure and is being used to calculate Days of Working Capital to be consistent with the fact that the working capital components of the above-mentioned divested businesses were classified as held for sale, and, therefore, are not included in the Working Capital amounts above.

Alcoa and subsidiaries

Calculation of Financial Measures (unaudited), continued

(in millions)

Third-party Sales

	Quarter ended
	June 30, 2007	March 31, 2008	June 30, 2008
Alcoa	$8,066	$7,375	$7,620
Divested businesses (a)	1,309	497	19

Alcoa, excluding divested businesses	$6,757	$6,878	$7,601

Third-party sales excluding divested businesses is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews the operating results of Alcoa excluding divested businesses since they are no longer reflective of Alcoa’s continuing operations.

(a)	Divested businesses include the businesses within the Packaging and Consumer segment for all periods presented. For the quarter ended June 30, 2007, divested businesses also include the Soft Alloy Extrusions and Automotive Castings businesses.